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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the registration statement on Form S-1 (File No. 33-60403) of our report dated November 16, 1996, except as to Note 18 for which the date is December 26, 1996, on our audits of the financial statements and financial statement schedule of COMFORCE Corporation, our report dated December 1, 1995 on our audits of the financial statements of COMFORCE Telecom, Inc. (formerly COMFORCE Global, Inc.), our report dated November 8, 1996 on our audits of the combined financial statements of Continental Field Services Corporation and Progressive Telecom, Inc. and our report dated October 28, 1996 on our audits of the combined financial statements of RRA, Inc. and Affiliates. We also consent to the reference to our firm under the caption "Experts."

                                          /s/ COOPERS & LYBRAND LLP


Melville, New York
February 3, 1997